CONVERTIBLE PROMISSORY NOTE

Principal Amount:                                           $ 4,750,000.00                                                             November 11, 2010

FOR VALUE RECEIVED, Insight Management Corporation, a Florida corporation (the “Company”) with principal offices located at 408 West 57th Street, Suite 8E, New York, NY  10019, promises to pay to The Good One Inc., a Nevada corporation (the “Holder”), with principal offices located at 3540 West Sahara Avenue # 657 Las Vegas, Nevada 89102, the principal sum of Four Million Seven Hundred Fifty Thousand ($4,750,000.00) dollars and no cents.  Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to Five (5%) Percent, compounded at the end term of this Note.   This Note is in connection with the sale of Simpson BrothersGreenhouses LLC, an asset currently owned by Holder (Managing Member) to the Company.  This Note is subject to the following terms and conditions:

SECTION 1- PAYMENT OBLIGATION
If not sooner converted into “Common Stock”, as defined in Section 2.1 below, the principal amount of this Note together with the interest accrued thereon shall be due and payable on May 24, 2011 (the “Maturity Date”).

SECTION 2   - CONVERSION
2.1.  Automatic Conversion:  Subject to and upon compliance with this Section  2.1, on the date (the “Conversion Date”) on which the Holder receives the “Certificate of Satisfaction”  (as defined in Section 2.2 below) this Convertible Promissory Note  shall without  any action required on the part of the Company or the Holder, automatically convert into, and the Holder shall be entitled to receive in lieu of payment  of the indebtedness evidenced hereby, a number of shares of “Common Stock” equal to  the equal to the product of the principal amount at thirty (30%) percent of the bid price on an average of the closing of the previous three days of trading of conversion date.

2.2.  Conversion Conditions:  The Board of Directors of the Company has represented and warranted that the Company will at all times have the authorized number of common shares to provide for the debt conversion in totality, and provide the Holder with the convertible shares as per Section 2.3. Subject to the fiduciary duties of their respective directors, officers and agents under applicable law,  the Company and  the Holder shall their reasonable best efforts to  promptly to take or cause to be taken all the actions and to do or cause to be done all things necessary, proper or advisable to satisfy the Conversion Conditions.
2.3.   Issuance of the Certificates:  As promptly after the Conversion Date as reasonably practicable, the Company shall instruct the transfer agent to issue and deliver to the Holder, at the address of the Holder set forth herein, without any charge to the Holder, a certificate or certificates, in the name of the Holder or in such name as the Holder may designate, the number of full shares of Common Stock of the Company issuable upon the conversion of this Convertible Promissory Note.
2.4.  Status on Conversion:  Upon conversion of this Convertible Promissory Note, the Holder shall be deemed  to have become the stockholder of record of the shares of Common Stock into which this Convertible Promissory Note is converted on the Conversion Date (unless the transfer books of the Company are closed on that date, in which event the Holder shall become the  stockholder of record on the next succeeding day on which the transfer books are open).   The Holder may not convert into more than nine and nine tenths (9.9%) percent of the current outstanding shares of Common Stock of the Company at anyone time.
2.5.  Taxes Upon Conversion:  The Company shall pay any and all taxes (other than taxes in respect of income or gross receipts) that may be payable in respect to the issuance and delivery of the shares of Common Stock on conversion of this Convertible Promissory Note.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than the name of the Holder, and the Company shall not be required to issue or deliver such shares of Common Stock until or unless the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that any such taxes have been paid.
2.6.  Elimination of Fractional Interests:  The Company, upon conversion of this Convertible Promissory Note, shall not issue  any fractional shares of Common Stock, nor shall the Company be required to pay cash in lieu of fractional interests, it being  the intent of the parties that all fractional interests be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.
2.7.   Conversion Price:  The Conversion Price of this Convertible Promissory Note is thirty percent (30%) of bid price for each One ($1.00) Dollar of indebtedness including unpaid principal and interest accrued thereon as of the Maturity Date per share.
2.8.  Effect of Reclassification, Consolidation, Merger etc.:  In case of the reclassification or change of the outstanding shares of Common Stock (other than a change from no par value to par value or vice versa, or as a result of a subdivision  or combination), or in the case of any consolidation or merger of the Company into or with another corporation (other than a consolidation or merger in which the Company is the surviving corporation and which does not result in the reclassification or change of outstanding shares of Common Stock except a change as a result of a subdivision or combination of such shares or a change in par value as set forth above), or  in the case of a sale or conveyance to another corporation of all of the assets of the Company, this Convertible Promissory Note shall be converted on the Conversion Date into  the kind and number of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale,  or conveyance by a holder of  the number of shares of Common Stock into which this Convertible Promissory Note might have been converted before the time of determination of the stockholders of the Company entitled to receive such shares of stock, and /or other securities or property.  The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the Holder to receive shares of stock, and/or other securities or property provided for in this Section 2.8.
2.9.  Reservation and Listing of Shares for Issuance:  At all times from and after the first date on which the Conversion Conditions are satisfied, the Company shall reserve and keep available out of its authorized and unissued shares of Common Stock such number of its duly authorized shares as shall from  time to time be sufficient  to effect the conversion of this Convertible Promissory Note.  The Company covenants that all shares of Common Stock issued  upon conversion of this Convertible Promissory Note in compliance with the terms hereof will be duly and validly issued and fully paid and non-assessable.  From and after the first date on which the Conversion Conditions are satisfied,  the Company shall  use its reasonable best efforts to cause all shares of Common Stock issued upon conversion of this Convertible Promissory Note to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock is then listed.

SECTION 3  - SECURITY:
This Convertible Promissory Note may be secured by a Security Agreement, if any, of even date herewith (the “Security Agreement”) between the Company and the Holder. Reference is made hereby to the Security Agreement, if any, for a description of the collateral pledged pursuant thereto, and any holder this Convertible Promissory Note is entitled to the benefit of the security interest therein

SECTION 4  - TRANSFER, EXCHANGE, REPLACEMENT:
The Convertible Promissory Note may be assignable and shall be transferable only on the note register of the Company maintained at the office of the Company’s transfer agent, or at the principal executive offices of the Company, upon delivery thereof duly endorsed by, or accompanied (if required by the Company) by proper evidence of succession, assignment or authority to transfer by the Holder, in each case accompanied by any transfer tax imposed upon transfer or evidence thereof.  In addition, prior to such transfer, the Holder (and , if applicable the proposed transferee) shall comply with the terms of SECTION  6.2 hereof.  Upon any registration of the transfer, the Company shall execute a new Convertible Promissory Note to the person entitled thereto.  The Company may deem and treat the person in whose name this Convertible Promissory Note is registered as the absolute, true and lawful owner of this Convertible Promissory Note for all purposes.  Upon receipt by the Company of evidence reasonable satisfactory to them of theft, loss, destruction or mutilation of this Convertible Promissory Note, the Company shall make and deliver a new Convertible Promissory Note of like tenor in lieu of this Convertible Promissory Note, if (i) in case of loss, theft or destruction the Company receives indemnity and security reasonable satisfactory to them, (ii) the Company is reimbursed for all expenses incidental to  such replacement,  and (iii) this Convertible Promissory Note is surrendered and cancelled, if mutilated.

SECTION 5 -  PREPAYMENT:
The principal payment of this Convertible Promissory Note may be prepaid by the Company at any time sooner than the Maturity Date without penalty.

SECTION 6 - ACQUISTION FOR INVESTMENT AND RESTRICTIONS ON  TRANSFER:
6.1    Investment  Intent:
a)  The Holder, by acceptance of this Convertible Promissory Note, represents that this Convertible Promissory Note and any shares of Common Stock issuable upon conversion of this Convertible Promissory Note are being and will be acquired for the Holder’s own account for investment  and not with a view to resale  in connection with, the distribution thereof in violation of applicable securities laws, and that the Holder has no present intention of reselling  this Convertible Promissory Note or any such shares of Common Stock;
b)  The Holder, by acceptance of this Convertible Promissory Note, further represents that it has not offered nor sold this Convertible Promissory Note, or any shares of Common Stock into which this Convertible Promissory Note is convertible, directly or indirectly to any other “Person” as defined Section 9.1 hereof, and that the Holder is not acquiring this Convertible Promissory note for the account of any such Common Stock for the account of any other Person.
6.2   Restrictions on Transfer:  The Holder, by acceptance of this Convertible Promissory Note, agrees that it will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Convertible Promissory Note or any of the shares of Common Stock issuable upon conversion  thereof, or any interest in  the same unless: (i) a registration statement under the Securities Act of 1933, as amended (the “Act”), covering the sale of this Convertible Promissory Note or the shares of Common Stock issuable upon the conversion thereof, as the case may be, is in effect; (ii)  the Holder first provides the Company with an Opinion of Counsel (which may be counsel for the Company) reasonably satisfactory to the Company that such sale, transfer, assignment, pledge, or hypothecation or other disposition will be exempt from registration and  the prospectus delivery requirements under the Act; or (iii) such sale, transfer, assignment, pledge, hypothecation or other disposal  shall be made to a corporation or entity which is wholly-owned by the Holder, or by which the Holder is wholly-owned;.  Any such sale, transfer, assignment, pledge, hypothecation or other disposition shall also comply with applicable state securities or “Blue Sky” laws.
6.3   Legends:  Certificates evidencing shares of Common Stock issuable upon conversion of this Convertible Promissory Note shall bear the following legend:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF IN VIOLATION OF APPLICABLE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITYIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLE ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”
The certificates representing such shares of Common Stock, and each certificate issued upon transfer thereof, also shall bear any legend required under any applicable state securities or “Blue Sky” laws.  The Holder consents to the Company’s making a notation on its records or giving instructions to its transfer agent of the Common Stock in order to implement the restrictions on transfer of the shares of Common Stock issuable upon conversion of this Convertible Promissory Note and this Convertible Promissory Note set forth herein.  The Company shall remove any legend endorsed on this Convertible Promissory Note or on such a certificate, and any transfer instructions and record notations with respect to this Convertible Promissory Note  and shares of Common Stock issuable upon the conversion hereof, and shall issue a Convertible Promissory Note or such a certificate without such legend to the Holder, provided: (i) this Convertible Promissory Note and any Common Stock issuable upon the conversion hereof,  is registered under the Act and under applicable state securities laws, as the case may be; or (ii) the Holder provides the Company with and opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company to the effect a public sale or transfer of this Convertible Promissory Note and  such shares of Common Stock may be made without registration under the Act  or under any applicable state securities laws, as the case may be.

SECTION 7   - DEFAULT:
7.1   Events of Default:  The occurrence and the continuance of any one or more of the following events shall constitute an “Event of Default” hereunder:
a)  The Company fails to pay any amount due under this Convertible Promissory Note within Five (5) Days of the date when due;
b)  The Company fails to observe, comply or perform any covenant, agreement, or term contained in this Convertible Promissory Note, and, if subject to remedy , the same is not remedied within Thirty (30) Days of written notice from the Holder, provided, however, that such Thirty (30) Day period shall be extended for an additional Thirty (30) Days so long as within such original Thirty (30) Day period  the Company has commenced to cure and are proceeding with due diligence to cure such failure; or
c)  The Company makes a general assignment for the benefit of creditors; any proceeding is instituted by  or against the Company seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection , relief or composition  of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of an order for relief or appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, provided that, in any such case, if the same is dismissed  or vacated within Sixty (60) Days of being instituted , then any such default shall be deemed cured; or the Company takes any corporate action to authorize any of the actions set forth above.
7.2   Remedies:  Upon any “Event of Default”, the Holder, at its sole discretion , declare the entire amount of principal and accrued interest thereon  immediately due and payable, by written notice to the Company, in which event  the Company shall pay the entire unpaid balance and the accrued and unpaid interest thereon.  No delay or omission of the Holder to exercise any right or power occurring upon any Event of Default, shall impair any such right or power or shall be construed as a waiver of any such Event of Default or an acquiescence therein.  To the fullest extent of the law, the Holder’s rights and remedies hereunder shall be cumulative, and the Holder shall have all other remedies and rights not inconsistent herewith as are provided under the Uniform Commercial Code as in effect in the relevant jurisdictions, by law or equity.  No exercise by the Holder of one right or remedy shall be deemed an election, no waiver of any default of the Company by the Holder shall be deemed a continuing waiver, and no delay by the Holder shall be deemed a waiver, election or acquiescence by the Holder.
7.3   Waivers:  The Company waives presentment, demand,  notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and non-payment,  notice of costs and expenses or losses thereon, notice of interest on interest and delinquency in  taking any action to collect any sums owing under this Convertible Promissory Note or in a proceeding any of the rights or interests into collateral , if any, securing this Convertible Promissory Note.

SECTION 8    - REGISTRATION RIGHTS:
The Company and the Holder, by acceptance of this Convertible Promissory Note agree  that at the time of any registered offering by the Company to  piggy back registration rights  with respect to this Convertible Promissory Note and the issuable shares of Common Stock upon conversion hereof.

SECTION 9                      -  MISCELLANEOUS:
9.1    Definitions:   “Person” shall mean any individual or entity, including without limitation any corporation, trust, partnership or joint venture.
9.2           Merger, Consolidation and Sale:  Nothing contained herein shall be construed to prevent any consolidation or merger of the Company with another corporation or corporations (whether affiliated or not with the Company) or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or to prevent any sale or conveyance of all or a substantial part of the assets of the Company to any other corporation or corporations (whether or not affiliated with the Company) authorized to acquire and operate the same.
9.3    Notice:   Any  and all notices, requests, demands, designations, consents, offers, acceptances or any other communications to be given by any party to any other party  under the terms and conditions of this Convertible Promissory Note shall be in writing, personally delivered, or sent by first class mail, registered or certified,  postage pre-paid, or sent by reputable overnight courier service, facsimile, telecopy or telex, addressed as follows:

If to the Company:   Insight Management Corporation
408 West 57th Street, Suite 8E
New York, NY 10019

If to the Holder:                                The Good One Inc.
3540 West Sahara Avenue # 657
Las Vegas, Nevada 89102

Each notice shall be deemed to have been given (a) when received if delivered personally or sent by facsimile, telex or telecopy; (b) three (3) days after deposit in the United States mail, first class mail, registered or certified, postage pre-paid and addressed as set forth above; or (c) 48 hours after deposit with a reputable overnight courier service, pre-paid and addressed as set forth above.  Notwithstanding the foregoing failure of either party to provide the other party’s counsel a copy of any communication or notice shall not affect the validity or enforceability thereof.
9.4    Successors:  All covenants, agreements, representations and warranties contained herein shall bind the parties, their respective directors, officers, administrators, legal representatives, successors and assigns.
9.5     Governing Law:   This Convertible Promissory Note is delivered in the State of Nevada and shall be construed and interpreted in accordance with the laws of the State of Nevada without application of the conflict of laws provisions thereof.   Each of the parties herein consent to the jurisdiction  of any federal or state court in the State of Nevada having proper venue, and consent to the service of process by any means authorized by federal or state law.
9.6   Attorneys Fees:  If any action in law or equity is necessary to enforce the terms and conditions of this Convertible Promissory Note or the rights and obligations of the parties in relation hereto, the prevailing party shall be entitled, in addition to any relief granted, to all costs and expenses incurred by such prevailing party, including without limitation reasonable attorney’s fees.
In the event a party appeals a decision and prevails at appeal, the prevailing appellant shall be entitled, in addition to all costs and expenses, including reimbursement of reasonable attorney’s fees, associated with the appeal, to be reimbursed any and all expenses, including reasonable attorney’s fees paid to the other party under this paragraph.  If the appellant does not prevail at appeal, the appellant shall pay all costs and expenses of the appeal, including reasonable attorney’s fees.

IN WITNESS WHEREOF, the parties have set their hand and seals the date first set above.

Maker/Borrower:                                                                Payee/Holder:
For: Insight Management Corp.                                                                For: The Good One Inc.

____________________________                                                                _____________________________
Kevin Jasper, President                                                                           Michele McDonald, President